Exhibit 99.1

Response Biomedical Announces Strategic Alliances in Japan with Alere Medical and Long Time Partner Shionogi

VANCOUVER, British Columbia – December 8, 2015 - Response Biomedical Corp. (“Response” or “the Company”) (TSX: RBM, OTCQB: RPBIF), a commercial stage in-vitro diagnostics company with products for the laboratory and point of care markets, today reported a restructuring of the marketing of its BNP (B-type natriuretic peptide) products in Japan. Effective January 5, 2016, Alere Medical Co., Ltd. (“Alere Japan”) will become the exclusive national distributor in Japan for the marketing and sales of Response manufactured BNP tests and readers. Response’s long time partner in Japan, Shionogi & Co. Ltd (“Shionogi”), will continue to supply biological reagents to Response under separate license and supply agreements.

Response has been in a partnership in Japan with Shionogi since May 2006. Shionogi has marketed a clinical point of care diagnostic system manufactured exclusively by Response. The Shionospot® Reader and Shionospot® BNP test are used to assist in the diagnosis and management of heart failure in primary care settings. Under the new three-way partnership, Shionogi will continue to supply biological reagents to Response. Response will manufacture and sell BNP kits and instruments to Alere Japan for distribution under the new brand name “AlereTMSpot” into primary care settings and new point of care locations in the Japanese market.

“We are pleased to report this new business relationship with Alere Japan,” said Dr. Barbara Kinnaird, Chief Executive Officer of Response. “We have worked with Shionogi over the last six months to find a new strategic partner to market Shionospot® BNP in Japan. We have identified Alere Japan as the most suitable partner since Alere is the world leader in BNP testing and they do not have a competing BNP product registered in Japan. We believe that Alere Japan has the resources and commitment to improve our business in the Japanese market,” noted Dr. Kinnaird.

“Due to the high quality performance and good reputation of the Shionospot® BNP test in the Japanese market, the team at Alere Japan is eager to re-brand the product and launch the AlereTM Spot BNP test through an aggressive marketing campaign supported by our sales team covering the entire Japanese market,” commented Yasushi Michiuchi, President of Alere Japan.

About Response Biomedical Corp.

Response develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® platform for clinical, biodefense and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable, quality results in minutes. The RAMP® platform consists of a reader and single-use disposable test cartridges and has the potential to be adapted to any other medical and non-medical immunoassay based test currently performed in laboratories. Response clinical tests are commercially available for the aid in early detection of heart attack, congestive heart failure, thromboembolism, influenza A and B and RSV. In the non-clinical market, RAMP® tests are currently available for the environmental detection of West Nile Virus and Dengue Fever antigen and for Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin. Response is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTCQB under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

About Alere Medical Co. Ltd

Alere Medical Co. Ltd is the Japanese subsidiary of Alere. Alere believes that when diagnosing and monitoring health conditions, Knowing now matters.™ Alere delivers on this vision by providing reliable and actionable information through rapid diagnostic tests, enhancing clinical and economic health outcomes globally. Headquartered in Waltham, Mass., Alere focuses on rapid diagnostics for infectious disease, cardiometabolic disease and toxicology. For more information on Alere Medical Co. Ltd., please visit www.alere.com.

About Shionogi & Co., Ltd.

Shionogi & Co., Ltd. is a major research-driven pharmaceutical company dedicated to placing the highest value on patients based on its corporate philosophy of “supply the best possible medicine to protect the health and wellbeing of the patients”. Shionogi’s research and development currently targets two therapeutic areas: infectious diseases and pain/CNS disorders. In addition, Shionogi is engaged in new research areas such as obesity/geriatric metabolic disease and oncology/immunology. Contributing to the health and QOL of patients around the world through development in these therapeutic areas is Shionogi’s primary goal. For more details, please visit www.shionogi.co.jp/en/

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp. Examples of forward-looking statements in this press release include statements regarding our belief that Shionogi will continue to supply biological reagents to Response, Alere Japan has the resources and commitment to improve our business in the Japanese market and that the team at Alere Japan is eager to re-brand the product and launch the AlereSpot BNP through an aggressive marketing campaign. These statements are only predictions based on our current expectations and projections about future events. Although we believe the expectations reflected in such forward-looking statements, and the assumptions upon which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct and if such expectations are not met, our business may suffer.

Readers should not place undue reliance on these statements. Actual events or results may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many factors may cause the Company’s actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our quarterly reports on Form 10-Q, our Current Reports on Form 8-K, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements contained in this news release are current as of the date hereof and are qualified in their entirety by this cautionary statement. Except as expressly required by applicable securities laws, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

Response Biomedical Corp.:
Dr. Barbara Kinnaird, 604-456-6010
Chief Executive Officer

ir@responsebio.com